UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date or Report (Date of earliest event reported): October 25, 2011

Focus Gold Corporation

(Exact name of registrant as specified in its Charter)

Commission File No.: 000-52720

Nevada	26-4205169
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 Dundas Street West, Suite 2500
Toronto, Ontario Province
Canada M5G 1Z3

(Current Address of Principal Executive Offices)

Phone number: (416) 593-8034

(Issuer Telephone Number)

(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a12)

☐	Pre-commencement communications pursuant to Rule 14d-21(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01

On October 25, 2011, Focus Gold Corporation (the “Company”) completed the acquisition of Metallum Resources PLC (“Metallum”).  The Company issued 24,410,072 shares of common stock and options to acquire 21,272,767 additional shares at $.49 per share to 57 non- U.S. persons for 98% of the issued and outstanding securities of Metallum.  The Company will provide pro forma financial statements by amendment.

The acquisition gives the Company ownership of thirty one exploration licenses in Northern Ireland, Scotland and Ireland covering in excess of 388,000 hectares, including licenses near and in geology identical to Dalradian Resources (DNA on the TSX) in N. Ireland. The licenses cover areas of known mineral occurrences and geochemical anomalies in terrain that is geologically prospective for a number of deposit types for a variety of metals. The main emphasis will be on advancing gold and gold-copper targets though there is also the potential for poly-metallic massive sulphides. Focus Gold's extensive review of data on the Metallum licenses has identified 3 priority areas that will be the focus of initial exploration: Fore Burn, Scotland (gold-copper); Sperrins, N. Ireland (gold) and Clogher Valley, Ireland and N. Ireland (base metals).

Item 3.02                      Unregistered Sales of Equity Securities

In connection with the transaction described in Item 2.10, the Company issued 24,410,072 shares of common stock and options to acquire 21,272,767 additional shares at $.49 per share to 57 non- U.S. persons for 98% of the issued and outstanding securities of Metallum.  There was no general solicitation, no advertisement, and resale restrictions were imposed by placing a Rule 144 legend on the certificates.  The persons who received securities have such knowledge in business and financial matters that he/she/it is capable of evaluating the merits and risks of the transaction.  This transaction was exempt from registration under the Securities Act of 1933, based upon Section 4(2) for transactions by the issuer not involving any public offering.

Item 9.01	Financial Statement and Exhibits.
Exhibit	Description
10.1	Acquisition Agreement – Metallum Resources PLC - February 21, 2011
10.2	Amendment Agreement - April 29, 2011
99.1	Press Release on Metallum Acquisition dated October 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Focus Gold Corporation

Dated: November 2, 2011	By:	/s/ Grant R. White
Grant R. White
Chief Executive Officer